Exhibit 99.7

CONSENT OF DIRECTOR NOMINEE

      I hereby consent to being named as a nominee to the Board of Directors of DreamWorks Animation, Inc., a corporation to exist under the laws of the State of Delaware, in the Registration Statement on Form S-1 to be filed by DreamWorks Animation L.L.C., or any other direct or indirect subsidiary of DreamWorks L.L.C., with the Securities and Exchange Commission.

July 12, 2004

Signed:

/s/ HOWARD SCHULTZ

Howard Schultz